                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy statement pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934



Filed by the Registrant    [X]

Filed by a party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the Commission
                                                   Only  (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                           Little Switzerland, Inc.
                           ------------------------
               (Name of Registrant as Specified In Its Charter)

                           Little Switzerland, Inc.
                           ------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------
     [_]  Fee paid previously with preliminary materials:

     [_] Check box if any part of the fee if offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

     (1)  Amount Previously paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                              LITTLE SWITZERLAND
                       161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I. 00804

                                                                 March 16, 1999

Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") to be held on Wednesday, April 7, 1999, at 12:00 p.m., local time, at the Friars Club, 57 East 55th Street (between Park Avenue and Madison Avenue), New York, New York (the "Annual Meeting"). Your Board of Directors and management look forward to greeting personally those stockholders able to attend the Annual Meeting.

  The Annual Meeting has been called for the purpose of electing two Class III Directors, each for a term expiring at the 2000 annual meeting and two Class I Directors, each for a term expiring at the 2001 annual meeting, and considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments postponements thereof.

  Your Board of Directors recommends that you vote "FOR" the election of Adriane J. Dudley and Seymour Holtzman as Class I Directors and "FOR" the election of Melanie L. Sturm and Richard C. Hunter as Class III Directors, the four nominees of your Board of Directors.

  On behalf of your Board of Directors, your continued interest and support are greatly appreciated.

                                          Very truly yours,

                                          /s/ C. William Carey
                                          C. William Carey
                                          Acting Chief Executive Officer




    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING.

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           LITTLE SWITZERLAND, INC.
                       161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I. 00804
                                (340) 776-2010

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                    To Be Held on Wednesday, April 7, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Little Switzerland, Inc. (the "Company") will be held on Wednesday, April 7, 1999, at 12:00 p.m., local time, at the Friars Club, 57 East 55th Street (between Park Avenue and Madison Avenue), New York, New York (the "Annual Meeting") for the purpose of considering and voting upon:

  1. The election of two Class III Directors, each for a term expiring at the 2000 annual meeting and until each Director's successor is duly elected and qualified;

  2. The election of two Class I Directors, each for a term expiring at the 2001 annual meeting and until each Director's successor is duly elected and qualified; and

  3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on February 24, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Richard E. Floor
                                          Secretary

St. Thomas, U.S.V.I.
March 16, 1999



   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL FREE AT (800) 769-5414.

                           LITTLE SWITZERLAND, INC.
                       161-B Crown Bay Cruise Ship Port
                          St. Thomas, U.S.V.I. 00804
                                (340) 776-2010

                             ---------------------
                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held on Wednesday, April 7, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Little Switzerland, Inc., a corporation incorporated under the laws of the state of Delaware on May 23, 1991 (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 7, 1999, at 12:00 p.m., local time, at the Friars Club, 57 East 55th Street, New York, New York and any adjournments or postponements thereof (the "Annual Meeting"). Unless otherwise indicated, references to the "Company" in this Proxy Statement include its various subsidiaries.

  At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

  1. The election of two Class III Directors, each for a term to continue until the 2000 annual meeting and until each Director's successor is duly elected and qualified;

  2. The election of two Class I Directors, each for a term to continue until the 2001 annual meeting and until each Director's successor is duly elected and qualified; and

  3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about March 16, 1999 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on February 24, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of the Company's common stock, par value $.01 per share ("Common Stock"), of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 8,624,516 shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

  The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a Director of the Company and the affirmative vote of a majority of the shares of stock voting on a matter is necessary to approve any proposal presented at the Annual Meeting. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. In addition, abstentions will be treated as votes cast against a particular proposal while broker non-votes will have no impact on the outcome of the vote on a particular proposal. With respect to the election of Directors, votes may only be cast in favor of or withheld from the nominee; there is no ability to abstain. In addition, broker non-votes will have no effect on the outcome of the election of Directors.

  Stockholders of the Company are requested to sign, date and promptly mail the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of Adriane J. Dudley and Seymour Holtzman as Class I Directors and "FOR" the election of Melanie L. Sturm and Richard C. Hunter as Class III Directors. It is not anticipated that any matters other than the election of Directors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

  Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company at Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  The Company's Annual Report, including financial statements for the fiscal year ended May 30, 1998 ("Fiscal 1998"), is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

          RECENT DEVELOPMENTS; SETTLEMENT OF POTENTIAL PROXY CONTEST

  On February 4, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Destination Retail Holdings Corporation ("DRHC") and certain of its affiliates, pursuant to which DRHC would acquire all of the issued and outstanding shares of the Common Stock of the Company at the effective time of the proposed merger for $8.10 per share in cash. At the Special Meeting of Stockholders held on May 8, 1998, the stockholders of the Company approved this proposed merger. On June 9, 1998, the Company terminated the Merger Agreement because of DRHC's inability to raise the financing necessary to consummate the proposed merger and announced that it would continue to transact business as an independent entity. Following termination of the Merger Agreement, the Company commenced legal action against DRHC, certain of its affiliates and Stephen Crane, DRHC's controlling stockholder, in the United States District Court for the District of Delaware seeking damages caused by the defendants' breach of the Merger Agreement. This action is still pending.

  Prior to entering into the Merger Agreement with DRHC, the Company was the exclusive authorized retailer for Rolex watches on the islands on which the Company operates. Following the execution of the Merger Agreement with DRHC, Rolex suspended shipments of its products to the Company because Rolex indicated that it did not believe it would be in its best interest to begin a business relationship with DRHC. The Company received its last shipment of Rolex products in January 1998.

  On August 14, 1998, the Company announced the resignation of John E. Toler, Jr., the former President and Chief Executive Officer of the Company, effective August 31, 1998. The Company has commenced the selection process for a new President and Chief Executive Officer, and has selected a nationally recognized executive search firm to assist in this process. On September 1, 1998, the Board of Directors appointed C. William Carey as Acting Chief Executive Officer until the earlier of the employment of a successor President and Chief Executive Officer or Mr. Carey's resignation.

  Following the termination of the Merger Agreement with DRHC, management and the Board of Directors actively sought to rebuild the Company's business. Management of the Company has explored and pursued opportunities for expanding existing, and adding new product lines in both watches and jewelry. In connection with these efforts, the Company has added Movado, Baume & Mercier and Mont Blanc time pieces to its watch lines and has added Breitling watches to its flagship store in Aruba. In addition, the Company has increased the showcase space allocated to jewelry in certain of its larger stores to accommodate a greater variety of moderate to higher priced fashion merchandise, including diamond, tanzanite, pearl and certain designer name classifications. Management of the Company also has endeavored to reassure vendors and employees concerning the Company's future prospects and has successfully recruited a number of talented senior executives, including its Chief Financial Officer and new General Merchandise Manager.

  On October 7, 1998, Jewelcor Management, Inc. ("Jewelcor") filed an action in the Court of Chancery for the State of Delaware seeking an order that a meeting of stockholders be held immediately for the purposes of electing directors and conducting such other business as is brought before the meeting. Following the Company's announcement that a meeting of stockholders had been scheduled, Jewelcor filed an ameded complaint alleging, among other things, that the Company had inequitably manipulated the size of the Board of Directors and seeking the election of four directors at the Annual Meeting.

  In the latter months of 1998, the Company began discussions with two major stockholders of the Company, Donald L. Sturm, and Seymour Holtzman, President of Jewelcor, respectively, regarding the possibility of nominees of Mr. Sturm and Jewelcor, respectively, serving on the Board of Directors of the Company, and about certain other matters relating to the management of the Company. Subsequently, each of Mr. Sturm and Jewelcor nominated their own candidates (collectively, the "Stockholder Nominees") for election as Directors of the Company at the Annual Meeting. Donald L. Sturm nominated Melanie L. Sturm for election as a Class III Director and Richard C. Hunter for election as a Class I Director. Jewelcor nominated Seymour Holtzman for election as a Class I Director and Peter R. McMullin for election as a Class III Director. Jewelcor filed preliminary proxy materials with the SEC relating to the election of its Stockholder Nominees. During January and February 1999, the Company continued discussions with these two stockholders concerning the above matters. In connection with these discussions, in January 1999, the Company entered into a settlement agreement with Jewelcor pursuant to which Jewelcor dismissed the litigation against the Company described above. As part of this settlement, the Company reimbursed Jewelcor in the amount of $18,500 for the legal fees and expenses Jewelcor incurred in this litigation.

  On February 23, 1999, the Company entered into a settlement agreement with Mr. Sturm, Jewelcor, Mr. Holtzman and certain other parties thereto relating to the election of directors and certain other matters relating to the management of the Company. This settlement agreement provides that, among other things, at the Annual Meeting, stockholders will elect two Class I Directors, each with a term expiring at the 2001 annual meeting of stockholders, and two Class III Directors, each with a term expiring at the 2000 annual meeting of stockholders. In addition, the Board of Directors agreed to nominate the following persons as its candidates for election at the Annual Meeting: Adriane J. Dudley and Seymour Holtzman for election as Class I Directors, and Melanie L. Sturm and Richard C. Hunter for election as Class III Directors. In connection with the restructuring of the Board of Directors,
C. William Carey will not stand for re-election at the Annual Meeting and Timothy B. Donaldson will resign from the Board of Directors, effective as of the date of the Annual Meeting. In order to fill the vacancy to be caused by Mr. Donaldson's resignation, the Board of Directors has agreed, immediately following the Annual Meeting, to appoint Peter R. McMullin as a Class II Director to serve until the 1999 annual meeting. In addition, Mr. Sturm has been granted the right to attend and observe all meetings of the Board of Directors for so long as he beneficially owns at least 5% of the outstanding shares of the Common Stock of the Company. If all of the Board of Directors' nominees are elected at the Annual Meeting, the Company has been informed that Ms. Sturm and Mr. Hunter intend to nominate Mr. Holtzman for the position of Chairman of the Board of Directors.

  This settlement agreement also provides that Mr. Carey will resign as the Acting Chief Executive Officer of the Company as of the date of the Annual Meeting. Thereafter, Mr. Carey will act as a consultant to the Company for a period of six months. The Company has appointed Kenneth W. Watson as Acting Chief Executive Officer of the Company effective April 7, 1999 until a permanent replacement is found. For a description of the payments to be received by Mr. Carey in connection with his resignation and the terms of Mr. Carey's consulting arrangement and the terms of Mr. Watson's employment, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation" and "--Employment Contracts, Termination of Employment."

  The resignations, appointments and consulting arrangement described herein in connection with the settlement agreement are contingent on the election of the Board of Directors' four nominees at the Annual Meeting. Pursuant to the terms of the settlement agreement, Messrs. Sturm and Holtzman and their affiliates and associates, and Mr. Carey will vote the shares of Common Stock beneficially owned by them for the Board of Directors' four nominees at the Annual Meeting.

                           PROPOSAL NUMBERS 1 AND 2

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of five members and is divided into three classes, with one Director in Class I and two Directors in each of Class II and III. John E. Toler, Jr. and C. William Carey, currently the Class III Directors will not stand for re-election at the Annual Meeting. Timothy B. Donaldson, a Class II Director, will resign as a Director of the Company, effective as of April 7, 1999. In connection with the settlement of the proxy contest described above, the Company, as of the Annual Meeting, will fix the size of the Board of Directors at six members. After the Annual Meeting, the Board of Directors of the Company will consist of six members divided into three classes, with two Directors in each of Class I, II and III serving for three-year terms, with one class of Directors being elected by the Company's stockholders at each annual meeting. However, because no annual meeting of stockholders was held for 1997, the Class III Directors elected at the Annual Meeting will serve for a term ending at the 2000 annual meeting.

  At the Annual Meeting, two Class III Directors will be elected, each to serve until the 2000 annual meeting and two Class I Directors will be elected, each to serve until the 2001 annual meeting, and each until their successors are duly elected and qualified. The Board of Directors has nominated Melanie
L. Sturm and Richard C. Hunter for election as Class III Directors and Adriane
J. Dudley and Seymour Holtzman for election as Class I Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Melanie L. Sturm and Richard C. Hunter as Class III Directors and the election of Adriane J. Dudley and Seymour Holtzman as Class I Directors. Each of the nominees of the Board of Directors has agreed to stand for election and to serve if elected as a Director. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, properly executed proxies voting in favor of the nominees of the Board of Directors will be voted for the election of such other person or persons as the Board of Directors may recommend.

Vote Required For Approval

  A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a Board's Nominee as a Director of the Company.

  The Board of Directors of the Company recommends that you vote FOR the election of the nominees of the Board of Directors, Adriane J. Dudley, Seymour Holtzman, Melanie L. Sturm and Richard C. Hunter, as Directors of the Company.

                        INFORMATION REGARDING DIRECTORS

  The Board of Directors of the Company held thirty-one (31) meetings during Fiscal 1998 to deal with, among other things, the Merger Agreement with DRHC and its subsequent termination. During Fiscal 1998, each of the incumbent Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of which he or she was a member. The Board of Directors has established an Audit Committee and a Compensation Committee to assist it in discharging its duties. During Fiscal 1998, a majority of the members of all committees were outside directors. The current members of the Audit Committee are Messrs. Carey and Donaldson. Each of Mr. Carey and Mr. Donaldson will retire from the Board of Directors effective as of the date of the Annual Meeting. The Audit Committee reviews the financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants. The Audit Committee met once during Fiscal 1998. The current members of the Compensation Committee are Messrs. Carey and Donaldson. Each of Mr. Carey and Mr. Donaldson will retire from the Board of Directors effective as of the date of the Annual Meeting. The Compensation Committee recommends the compensation levels of officers and employees of the Company to the Board of Directors and is responsible for administering the

Company's stock option plans pursuant to authority delegated to it by the Board of Directors. The Compensation Committee met twice during Fiscal 1998. The Board of Directors does not maintain a nominating committee. Instead, its functions are carried out by the entire Board of Directors.

  Directors who are officers or employees of the Company receive no compensation for service as Directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may from time to time determine. Non-employee Directors each receive an annual retainer of $5,000, plus a fee of $2,500 for each Board of Directors meeting attended ($500 if such meeting is held via telephone conference) if such meeting does not take place in conjunction with a regularly scheduled Board of Directors meeting. In addition, non-employee Directors who are members of committees each receive $1,000 for each committee meeting attended ($500 if such meeting is held via telephone conference). All Directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition to the above compensation, in May, 1998, the Company awarded each person who was a Director of the Company at the end of Fiscal 1998 a gold watch for services provided during Fiscal 1998. The aggregate gross value of such watches was approximately $51,000.

  In order to align stockholder and director interests, in 1992 the Board of Directors established the 1992 Non-Employee Directors' Nonqualified Stock Option Plan (the "1992 Option Plan"). Pursuant to the 1992 Option Plan, each eligible non-employee Director automatically receives an option to purchase 3,000 shares of Common Stock on the last day of the Company's fiscal year. All options granted pursuant to the 1992 Option Plan vest and are immediately exercisable upon grant. All options granted under the 1992 Option Plan have an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date. On May 30, 1998, the then eligible non-employee Directors of the Company each received an option to purchase 3,000 shares of Common Stock at an exercise price of $5.5625 per share, the fair market value of the Common Stock on May 29, 1998. In addition, on December 23, 1998, in connection with her appointment to the Board of Directors, Ms. Dudley received an option granted pursuant to the 1992 Option Plan to purchase 5,000 shares of Common Stock at an exercise price of $2.50 per share, the fair market value of the Common Stock on December 23, 1998.

  Set forth below is certain information regarding the nominees of the Board of Directors for election at the Annual Meeting and the Directors continuing after the Annual Meeting based on information furnished by them to the Company.

Name                                                                         Age
----                                                                         ---
Class I--Term Expires 2001
Adriane J. Dudley(1)(2).....................................................  50
Seymour Holtzman(1).........................................................  63

Class II--Term Expires 1999
Kenneth W. Watson...........................................................  56
Peter R. McMullin(3)........................................................  55

Class III--Term Expires 2000
Melanie L. Sturm(1).........................................................  37
Richard C. Hunter(1)........................................................  54

--------
(1) Nominee of the Board of Directors.
(2) Ms. Dudley was appointed as a Class I Director of the Company on December 1, 1998 and her term expires at the Annual Meeting.
(3) Mr. McMullin will be appointed as a Class II Director immediately after the Annual Meeting.

  The principal occupation and business experience during at least the last five years for the nominees of the Board of Directors and the Directors continuing after the Annual Meeting are set forth below.

                                    Class I

  Ms. Dudley has been an attorney with Dudley, Clark & Chan, a Caribbean law firm of which she is the senior partner since 1985, and has been a Director since 1998. Presently, Ms. Dudley is a member of the Board of Governors of the American Bar Association and is also a member of the Board's Finance Committee. She is also a member of the Board of Directors of the Foundation for the University of the Virgin Islands and serves on its Investment Committee (1996-present). She has served as President of the St. Thomas-St. John Chamber of Commerce (1986, 1989 and 1993), and continues to serve on its Board of Directors. She has also served on the Boards of the V.I. Public Television Stations (WTJX) (1979 to 1984); the Queen Louise Home for Children (1980 to 1983); Legal Services of the Virgin Islands (1978 to 1980); and the United Way (1991 to 1992).

  Mr. Holtzman is the founder and Chief Executive Officer of Jewelcor Management, Inc. Since 1990, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management & Consulting, Inc., located in Wilkes-Barre, Pennsylvania; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; Central European Capital Investors, Inc., an investment company operating in eastern Europe; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois.

                                   Class II

  Mr. Watson served as Chief Executive Officer and President of the Company from January 1, 1994 to October 21, 1994, and has been a Director since 1991. Mr. Watson has been appointed as the Acting Chief Executive Officer of the Company effective April 7, 1999 until a permanent replacement is found. Since October 1996, Mr. Watson served as Vice President--Consumer Marketing of the New York Times Magazine Group, a subsidiary of the New York Times Company. Mr. Watson served as Executive Vice President of K-Mart Corporation from October 1994 through March 1996. Mr. Watson was President of Louis Vuitton Stores, Inc. from July 1992 to March 1993. Previously, he was Chairman and Chief Executive Officer of Gump's, a retailer of jewelry, art and gift items from September 1989 to June 1992 and President and Chief Executive Officer of Cartier, Inc. from 1985 to September 1989.

  Mr. McMullin is the co-founder of Southeast Research Partners, Inc. ("Southeast") and has been an Executive Vice President and a managing director of Southeast since its inception in June 1990. Since 1997, Mr. McMullin has been the Executive Vice President, Chief Investment Officer and a director of Research Partners International, a company that provides institutional research, investment banking, securities brokerage and trading services through its principal subsidiaries. Prior to his nomination, Mr. McMullin followed and wrote about the Company since its initial public offering in 1991. Southeast has been and will continue to be a market maker for the Company's Common Stock.

                                   Class III

  Ms. Sturm is a private equity investor and serves on the Board of Directors of FirstWorld Communications, a telecommunications company, and MD Network, a healthcare company based in Denver, Colorado. From 1990 to 1996, Ms. Sturm served as an Investment Officer at International Finance Corporation, the private sector affiliate of the World Bank, where she specialized in project finance. From 1984 to 1989 Ms. Sturm specialized in mergers and acquisitions at Morgan Stanley and Drexel Burnham Lambert. Ms. Sturm holds a B.A. degree in Economics from Tufts University and a MBA from INSEAD in Fontainebleu, France.

  Mr. Hunter has been the Senior Vice President for International Operations & Development of Williams-Sonoma, Inc. since November 1996. From March 1996 to October 1996, Mr. Hunter was the President of RCH Consulting, Inc., from January 1995 to February 1996 he was the Executive Vice President of DFS Group Limited and from June 1992 to December 1994 he was the President of DFS North America Division of DFS Group Limited.

                              EXECUTIVE OFFICERS

  The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each are set forth below as of February 24, 1999.

 Name                          Age                              Position
 ----                          ---                              --------
 C. William Carey............  61    Acting Chief Executive Officer
 David J. Nace...............  52    Chief Financial Officer, Executive Vice President and Treasurer
 William Canfield............  51    Vice President of Store Operations
 Michael M. Poole............  56    Vice President and General Merchandise Manager

  Mr. Canfield has been Vice President of Store Operations since June 1994. In that position, he has been responsible for store operations, new store development and strengthening the Company's position in jewelry throughout its stores. Mr. Canfield was Managing Director of Colombian Emeralds International from December 1979 to June 1994. In the past, he served as the President of the St. Thomas Retail Association for two years.

  Mr. Carey resigned as the Chairman of the Board of Directors of the Company effective September 1, 1998 and, on such date, became the Acting Chief Executive Officer of the Company, but has resigned from this position effective April 7, 1999. Mr. Carey will not stand for re-election at the Annual Meeting. Since January 1997, Mr. Carey has been President of Carey Associates, Inc., a company engaged in international marketing and finance, management consulting and Russian business development. From 1965 through January 3, 1997, he served as Chairman, Chief Executive Officer, President and Treasurer of Town & Country Corporation ("Town & Country"), which was the sole stockholder of the Company prior to the public offering of approximately 68% of the Company's Common Stock in July 1991. Town & Country is a public company specializing in the international design, manufacture and distribution of jewelry. On November 11, 1997, Town & Country filed a petition under chapter 11 of the federal bankruptcy laws with the United States Bankruptcy Court for the District of Massachusetts (Case No: 97-20872-WCH). Town & Country's Fourth Amended Plan of Reorganization, dated April 16, 1998, was confirmed on May 26, 1998. Mr. Carey is also a Director of Prospect Street High Income Portfolio, Inc.

  Mr. Nace has been the Chief Financial Officer, Executive Vice President and Treasurer of the Company since September 1998. Mr. Nace was the Executive Vice President, Chief Financial Officer and Treasurer for Gart Sports Company, a publicly held, full-line sporting goods retailer, from October 1993 to January 1998. From June 1981 to June 1993, Mr. Nace was the Vice President, Controller of Child World, Inc.

  Mr. Poole has been the Vice President and General Merchandise Manager of the Company since August 1998. Mr. Poole was the Director of Licensing for Combine International Inc., a jewelry manufacturing company, from August 1996 to August 1998. From September 1991 to July 1996, Mr. Poole was the President of NXP, d/b/a Jewels at A.H. Riise, a retail jewelry store in St. Thomas, U.S.V.I.

  Mr. Watson has been appointed as the Acting Chief Executive Officer of the Company effective April 7, 1999 until a permanent replacement is found. For a description of Mr. Watson's principal occupation and business experience, see "Information Regarding Directors."

  Subject to the terms of their respective employment agreements, each of the officers holds his respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

                            EXECUTIVE COMPENSATION

  The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three fiscal years to (i) the Company's Chief Executive Officer and the two most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1998 and
(ii) one other individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of Fiscal 1998.

Summary Compensation Table

  The following table shows for the fiscal years ended June 1, 1996, May 31, 1997 and May 30, 1998 compensation paid by the Company to (i) the Chief Executive Officer and the two most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1998 and (ii) one other individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of Fiscal 1998.

                                      Annual Compensation                Long Term Compensation
                             ---------------------------------------- --------------------------------
                                                                        Awards        Payouts
                                                                      ---------- ---------------------
                                                                      Restricted Securities
                                                         Other Annual   Stock    Underlying     LTIP    All Other
                                              Bonus      Compensation  Award(s)   Options      Payouts Compensation
Name and Principal Position  Year Salary ($)   ($)           ($)         ($)        (#)          ($)       ($)
---------------------------  ---- ---------- --------    ------------ ---------- ----------    ------- ------------
John E. Toler, Jr........    1998  $300,000  $140,000       $4,000(7)     --          --          --      $6,688(12)(13)
 President and Chief         1997  $300,000       --        $3,000(7)     --      300,000(10)     --      $3,894(12)
 Executive Officer(1)        1996  $177,804  $ 50,000       $1,750(8)     --          --          --         --
Thomas S. Liston.........    1998  $ 81,845       --           --         --       25,000(11)     --         --
 Chief Financial Officer,    1997       --        --           --         --          --          --         --
 Vice President and          1996       --        --           --         --          --          --         --
 Treasurer(2)
William Canfield.........    1998  $173,000  $ 28,000          --         --          --          --      $8,659(14)
 Vice President of           1997  $173,000       --           --         --          --          --         --
 Store Operations            1996  $156,327  $ 15,000          --         --          --          --         --
Ronald J. Lataille.......    1998  $ 74,077  $ 50,000(4)       --         --          --          --         --
 Chief Financial Officer,
 Vice                        1997  $150,000  $ 44,202(5)       --         --          --          --         --
 President and               1996  $110,000  $ 70,000(6)    $1,250(9)     --          --          --         --
 Treasurer(3)

-------
 (1) Mr. Toler resigned as the Chief Executive Officer and President of the Company effective August 31, 1998.
 (2) Mr. Liston resigned as the Chief Financial Officer, Vice President and Treasurer of the Company effective September 10, 1998.
 (3) Mr. Lataille resigned as the Chief Financial Officer, Vice President and Treasurer of the Company on October 31, 1997.
 (4) Mr. Lataille was awarded a one time stay bonus of $50,000 during Fiscal
     1998.
 (5) Mr. Lataille was awarded a bonus of $44,202 as compensation for certain services to the Company performed during the fiscal year ended May 31, 1997. Specifically, Mr. Lataille provided additional services to the Company in connection with (i) the preparation and filing of an insurance claim on behalf of the Company in connection with hurricane damage to certain of the Company's properties and (ii) the initial analysis for the disposition and redevelopment of assets of the Company, to be used later by Wasserstein Perella & Co., Inc., the Company's financial advisor, in the development of a strategic plan for the Company.
 (6) Mr. Lataille was awarded a bonus of $50,000 as compensation for his services to the Company as its acting President and Chief Executive Officer from October 21, 1994 to October 31, 1995.
 (7) This amount represents the cost to the Company for one year of certain automobile allowances.
 (8) This amount represents the cost to the Company for seven months of certain automobile allowances.
 (9) This amount represents the cost to the Company for five months of certain automobile allowances.
(10) In connection with his appointment as President and Chief Executive Officer of the Company, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock pursuant to the Little Switzerland, Inc. 1991 Stock Option Plan (the "1991 Option Plan").
(11) In connection with his appointment as Chief Financial Officer, Vice President and Treasurer of the Company, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan.

   Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.
(12) Effective June 1, 1996, the Company replaced its tax-qualified discretionary contribution retirement plan with a 401(k) Plan under which the Company matches each employee's contribution up to 3% of compensation. In Fiscal 1998, the Company contributed $2,423 to the individual account maintained on behalf of Mr. Toler pursuant to the 401(k) Plan. In fiscal 1997, the Company contributed $3,894 to an individual account maintained on behalf of Mr. Toler pursuant to the 401(k) Plan.
(13) This amount includes $4,265 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Toler.
(14) This amount represents $1,092 in insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Canfield and $7,567 in remainder of premiums paid by the Company due to Mr. Canfield's interest in the cash surrender value under one such insurance policy.

Option Grants in Last Fiscal Year

  The following table sets forth the number of shares underlying stock options granted during Fiscal 1998 to the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain other information regarding such stock options.

                                                                         Realizable
                                                                          Value At
                                                                       Assumed Annual
                                                                       Rates Of Stock  Alternative To
                                                                            Price       (f) and (g):
                                                                        Appreciation     Grant Date
                                       Individual Grants               for Option Term     Value
                         --------------------------------------------- --------------- --------------
                                      Percent of
                          Number of     Total
                         Securities  Options/SARs Exercise
                         Underlying   Granted To   Or Base                               Grant Date
                         Option/SARs Employees In   Price   Expiration                 Present Value
Name                     Granted (#) Fiscal Year  ($/Sh)(1)    Date    5% ($)  10% ($)       $
----                     ----------- ------------ --------- ---------- ------- ------- --------------
John E. Toler, Jr.......      --         --            --        --        --      --        --
Thomas S. Liston(2).....   25,000        100%      $6.4375   9/29/07   101,213 256,493       --
William Canfield........      --         --            --        --        --      --        --
Ronald J. Lataille......      --         --            --        --        --      --        --

--------
(1) The exercise price is equal to the fair market value of a share of Common Stock on the grant date. The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission (the "SEC"), compounded annually. The potential realizable value is not intended to predict future appreciation of the price of the Company's Common Stock. The values shown do not consider nontransferability, vesting or termination of the options upon termination of employment.
(2) In connection with his appointment as Chief Financial Officer, Vice President and Treasurer of the Company, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. This option vested and became immediately exercisable upon the execution of the Merger Agreement with DRHC and certain of its affiliates pursuant to the terms of the 1991 Option Plan. Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

  The following table sets forth the shares acquired and the value realized upon exercise of stock options during Fiscal 1998 by the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain information concerning the number and value of unexercised options.

                                                       Number of Securities        Value of Unexercised
                                                      Underlying Unexercised      In-the-Money Options at
                                                    Value Options at FY-End (#)        FY-End ($)(2)
                            Shares Acquired on     ----------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable (1) Unexercisable Exercisable Unexercisable
----                     ------------ ------------ --------------- ------------- ----------- -------------
John E. Toler, Jr.......       --            --        300,000           --       $618,750        $ 0
Thomas S. Liston........       --            --         25,000(3)        --       $      0        $ 0
William Canfield........       --            --         60,000           --       $  8,125        $ 0
Ronald J. Lataille......    70,000      $196,750           --            --             --         --

--------
(1) All of the unvested options on the date of the execution of the Merger Agreement with DRHC automatically vested and became immediately exercisable pursuant to the terms of the 1991 Option Plan.
(2) Equal to the market value of shares covered by in-the-money options on May 30, 1998 (based on the market value of $5.5625 per share as reported by the NASDAQ National Market as of May 29, 1998) less the aggregate option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.
(3) Pursuant to the terms of the Incentive Stock Option Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

  During Fiscal 1998, the Compensation Committee of the Board of Directors of the Company consisted of C. William Carey, Timothy B. Donaldson and Ilene B. Jacobs, all of whom were outside directors during Fiscal 1998. Ms. Jacobs resigned as a member of the Board of Directors effective September 14, 1998 and, on such date, the Compensation Committee was reconstituted with Messrs. Carey and Donaldson. In connection with the settlement of the proxy contest, Mr. Donaldson will resign as a member of the Board of Directors and the Compensation Committee effective April 7, 1999, and Mr. Carey will not stand for re-election at the Annual Meeting and will resign as a member of the Compensation Committee effective April 7, 1999. The Compensation Committee approves Company compensation policies and procedures and establishes compensation levels for executive officers. The Compensation Committee also administers and grants awards under the 1991 Option Plan and the Company's Employee Stock Purchase Plan.

Compensation Policies for Executive Officers

  The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with Company performance, reward above average individual performance, and assist the Company in attracting and retaining qualified management. The Compensation Committee has determined that base salaries of executive officers should be set at levels that are competitive within the local retail industry. In addition, the Compensation Committee believes that it is appropriate to reward outstanding performance through a combination of cash bonuses and stock option grants and, through stock option grants, to provide a competitive compensation package that will enable the Company to attract and retain the executives needed to achieve such performance. The Compensation Committee also has determined that any stock option or other equity-based compensation should involve long-term vesting to encourage long-term tenure and enhancement of shareholder value over the long-term.

  Base salaries for executive officers are targeted according to the salaries of employees holding similar offices and having similar responsibilities within the local retail industry. The Compensation Committee also considers the relative cost of living within the United States Virgin Islands. Annual salary adjustments for executive officers are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. Salary adjustments are normally determined and made on an annual basis. The base salary and salary adjustments for John E. Toler, Jr., President and Chief Executive Officer of the Company during Fiscal 1998 were established pursuant to his employment agreement, as described below under "--Employment Contracts, Termination of Employment." See "--Compensation of John E. Toler, Jr., Former Chief Executive Officer" below. The terms of employment of Thomas S. Liston, the Chief Financial Officer, Vice President and Treasurer of the Company as of the end of Fiscal 1998, were determined by the Compensation Committee and approved by the Board of Directors.

  Cash bonuses paid to executive officers generally are earned primarily through the achievement of financial goals relative to each officer's responsibilities. Such financial goals include targeted sales and profit levels, earnings before interest and taxes ratios, selling, general and administrative expense ratios, return on assets, inventory shrinkage and inventory turns. Based on this criteria for Fiscal 1998, Mr. Toler and Mr. Canfield received $140,000 and $28,000, respectively, as a bonus. Cash bonuses may also be paid to executive officers in accordance with the terms of their employment agreements. Bonuses payable pursuant to such agreements generally are earned through the achievement of the financial goals similar to those discussed above and may also be awarded for executive retention purposes in the sole discretion of the Compensation Committee. Pursuant to their respective employment contracts, Messrs. Toler, Liston and Canfield were each eligible to earn a bonus of up to 45.83%, 25% and 25%, respectively, of their respective base salaries for Fiscal 1998. See "--Compensation of John E. Toler, Jr., Former Chief Executive Officer" and "--Employment Contracts, Termination of Employment" below. Occasionally, cash bonuses are paid to executive officers for the performance of services to the Company outside the scope of their offices, as determined by the Compensation Committee of the Board of Directors of the Company.

  Stock options are designed to attract and retain executives who can make significant contributions to the Company's success; reward executives for such significant contributions; and give executives a longer-term incentive to increase shareholder value. In determining whether to grant stock options to executive officers, the Compensation Committee evaluates each officer's performance by examining criteria similar to that involved in fixing cash bonuses (but without any specific performance measures) and awards reflect individual performance reviews. The Compensation Committee also may grant stock options for executive retention purposes, taking into account, among other things, general industry practice. Stock options typically vest over three to five years in order to encourage outstanding performance over the long-term. Historically, stock options generally have been granted with a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. Upon the execution of the Merger Agreement with DRHC, all unvested stock options on the date of the execution of the Merger Agreement automatically vested pursuant to the terms of the 1991 Option Plan.

Compensation of John E. Toler, Jr., Former Chief Executive Officer

  The base salary and bonus for Mr. Toler, the Company's President and Chief Executive Officer during Fiscal 1998 were established by Mr. Toler's employment agreement. See "--Employment Contracts, Termination of Employment" below. During Fiscal 1998, there were no adjustments made to Mr. Toler's base salary, and he received a cash bonus equal to $140,000, in accordance with the terms of his employment agreement. Additionally, pursuant to the terms of Mr. Toler's employment agreement, on November 1, 1995, the Company granted Mr. Toler an option to purchase 300,000 shares of the Company's Common Stock at $3.50 per share pursuant to the 1991 Option Plan. This option automatically vested upon the execution of the Merger Agreement with DRHC pursuant to the terms of the 1991 Option Plan. In connection with his resignation, the Board of Directors has amended his option agreement so that he may exercise the option after the termination of his employment with the Company at any time prior to September 1, 2000, upon which date the option shall expire.

Federal Tax Regulations

  As a result of Section 162(m) of the Internal Revenue Code (the "Code"), the Company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the Company's taxable year and whose compensation is reported in the summary compensation table in the Company's proxy statement) receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of
Section 162(m) of the Code). The Company intends to take appropriate action to comply with such regulations, if applicable, in the future.

  The report of the Compensation Committee of the Board of Directors on executive compensation is made by each of the members of the Compensation Committee listed below:

           C. William Carey                     Timothy B. Donaldson

Compensation Committee Interlocks and Insider Participation

  Mr. Carey served as a member of the Compensation Committee of the Board of Directors of the Company during Fiscal 1998. Mr. Carey also served as the Chairman of the Board of Directors of the Company until September 1, 1998 and, on such date, became the Acting Chief Executive Officer of the Company. Mr. Carey has resigned as the Acting Chief Executive Officer of the Company effective as of April 7, 1999 and will not stand for re-election as a Director of the Company at the Annual Meeting.

  Mr. Carey was the controlling stockholder of Town & Country during a portion of calendar year 1997 and was President, Chief Executive Officer and Chairman of the Board of Town & Country until January 3, 1997. On November 11, 1997, Town & Country filed a petition under chapter 11 of the federal bankruptcy laws with the United States Bankruptcy Court for the District of Massachusetts (Case No. 97-20872-WCH). Town & Country's Fourth Amended Plan of Reorganization, dated April 16, 1998, was confirmed on May 26, 1998. Town & Country and certain of its subsidiaries supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $1.4 million, $640,000 and $560,000, in fiscal 1996, 1997 and 1998, respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. The Company believes that all jewelry purchased pursuant to these agreements with Town & Country and its subsidiaries can be readily purchased from other, unrelated third party suppliers on comparable terms, and that these agreements do not restrict the Company from purchasing from other sources. See "Certain Relationships and Related Transactions."

  On June 2, 1996, Mr. Carey entered into a consulting agreement with the Company (the "CWC Consulting Agreement"). Pursuant to the CWC Consulting Agreement, Mr. Carey provided consulting services to the Company, including, without limitation, advice with respect to business and product planning, marketing strategy, leasing and new store development and executive recruitment, in exchange for a consulting fee at the annual rate of $150,000, payable in monthly installments. In addition, Mr. Carey was entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder. In connection with his position as Acting Chief Executive Officer of the Company, the Company terminated the CWC Consulting Agreement effective September 1, 1998. Mr. Carey has received $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement.

  On September 1, 1998, the Company has entered into an employment agreement with Mr. Carey with respect to his position as Acting Executive Officer and President of the Company. In connection with his resignation as Acting Chief Executive Officer, the Company entered into a severance agreement with Mr. Carey. For a description of certain terms of such agreements, see "-- Employment Agreements, Termination of Employment."

  In connection with his resignation as Acting Chief Executive Officer, the Company has entered into a new consulting agreement with Mr. Carey (the "New Consulting Agreement"). This New Consulting Agreement is effective as of April 7, 1999 and is further contingent on the Board of Directors' four nominees being elected at the Annual Meeting. Subject to the foregoing, pursuant to the New Consulting Agreement, Mr. Carey has agreed to provide consulting services to the Company similar to those he provided under the CWC Consulting Agreement in exchange for a consulting fee equal to an aggregate of $180,000, which is payable on April 7, 1999. Mr. Carey is also entitled to receive reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with such consulting services.

  On February 23, 1999, the Company entered into an amended and restated success fee agreement with Mr. Carey pursuant to which, under certain circumstances, he will be entitled to receive a fee upon the successful completion of certain transactions involving the Company. For a more detailed description of this agreement, see "Certain Relationships and Related Transactions."

  The other members of the Compensation Committee of the Board of Directors of the Company during Fiscal 1998 were Timothy B. Donaldson and Ilene B. Jacobs. Ms. Jacobs resigned as a member of the Board of Directors and the Compensation Committee of the Board of Directors effective September 14, 1998 and Mr. Donaldson will resign as a member of the Board of Directors and the Compensation Committee of the Board of Directors effective April 7, 1999. Neither Mr. Donaldson nor Ms. Jacobs has ever been an officer or employee of the Company or has ever had any other reportable relationship with the Company other than through his/her position as a Director of the Company.

Shareholder Return Performance Graph

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Company's Common Stock and assuming reinvestment of dividends, with the total return of companies within the NASDAQ stock market and the companies within the NASDAQ Retail Trade Stocks Index prepared by the Center for Research in Security Prices at The University of Chicago Graduate School of Business. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the NASDAQ stock market and the NASDAQ Retail Stocks Index on May 28, 1993.

               Comparison of Five-Year Cumulative Total Returns

                             [GRAPH APPEARS HERE]

----------------------------------------------------------------------------------------------------------------------------------
                                             05/28/93     05/31/94     05/31/95      05/31/96      05/30/97      05/29/98
----------------------------------------------------------------------------------------------------------------------------------
Little Switzerland, Inc.                       100.0         65.0         47.5          58.8         57.5          55.6
----------------------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market (US Companies)             100.0        105.3        125.3         182.0        205.0         260.5
----------------------------------------------------------------------------------------------------------------------------------
Nasdaq Retail Trade Stocks                     100.0        101.5        103.5         142.1        137.2         183.8
----------------------------------------------------------------------------------------------------------------------------------

  On March 2, 1999, the closing price of a share of the Company's Common Stock on NASDAQ was $1.875. Assuming a $100 investment in the Company's Common Stock on May 28, 1993, the total cumulative return of such investment on March 2, 1999 would have been $18.75.

Employment Contracts, Termination of Employment

  On November 1, 1995, Mr. Toler entered into an employment agreement with the Company (the "Toler Employment Agreement"), pursuant to which Mr. Toler was to serve as President and Chief Executive Officer of the Company for a five-year term. Mr. Toler resigned as Chief Executive Officer and President of the Company effective August 31, 1998. Under the Toler Employment Agreement, Mr. Toler received a base salary of $300,000 over each twelve-month period employed. The Toler Employment Agreement did not provide for any adjustment of base salary over the term. Pursuant to the Toler Employment Agreement, Mr. Toler was entitled to receive a bonus if certain performance criteria were satisfied, ranging from 33.33% of base salary for fiscal 1996 to 50% of base salary for fiscal 1999 and each fiscal year thereafter. In the event the Company terminated Mr. Toler's employment without cause, Mr. Toler was entitled to receive the salary plus the pro rata share of any cash bonus he would have received if he had continued his employment for 18 months following the date of such termination. Mr. Toler was subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of 18 months subsequent to his leaving the Company. On August 14, 1998, Mr. Toler entered into a letter agreement (the "Toler Letter Agreement") with the Company, pursuant to which Mr. Toler received an aggregate amount equal to $19,883 as payment for certain fees and expenses upon his resignation as President and Chief Executive Officer of the Company. In addition, pursuant to the Toler Letter Agreement, Mr. Toler received a one time stay bonus equal to $4,000 and is entitled to purchase any and all of the Company's merchandise, at the Company's cost, up to a maximum aggregate amount equal to $20,000 until August 31, 1999. For a description of the options granted to Mr. Toler see "--Report of the Compensation Committee of the Board of Directors on Executive Compensation--Compensation of John E. Toler, Jr., Former Chief Executive Officer."

  Mr. Carey entered into an employment agreement with the Company (the "CWC Employment Agreement") effective as of September 1, 1998. Under the terms of the CWC Employment Agreement, Mr. Carey was to serve as Acting Chief Executive Officer and President of the Company for a one-year term, or until such time as a successor Chief Executive Officer and President of the Company commenced employment. Mr. Carey was to receive a base salary of $350,000 over the twelve-month period employed, but such amount was not subject to adjustment over the term. In addition, Mr. Carey was entitled to receive a minimum of six months' salary if the Company employed him for more than three months of the term of the employment (minus the amount of base salary actually paid to Mr. Carey). Upon the achievement of certain performance and other criteria, Mr. Carey was entitled to receive up to a maximum of $50,000 per quarter (and up to 100% of such amount for each quarter or part thereof worked) as a quarterly bonus. The Board of Directors has authorized a payment of $41,250 to Mr. Carey as a bonus for the second quarter of the Company. Mr. Carey has also received payment for certain expenses, including living expenses, relocation expenses and travel related expenses. Mr. Carey is subject to certain non-competition provisions during the term of this employment. Additionally, on September 1, 1998, the Company granted Mr. Carey an option to purchase 150,000 shares of the Company's Common Stock at $2.25 per share. The Company granted this option outside of the 1991 Option Plan.

  Mr. Carey has resigned as the Acting Chief Executive Officer of the Company effective April 7, 1999. In connection with his resignation, on February 23, 1999, Mr. Carey entered into a severance agreement with the Company ( the "CWC Severance Agreement"). This agreement and Mr. Carey's resignation are contingent on the Board of Directors' four nominees being elected at the Annual Meeting. Subject to the foregoing, pursuant to the terms of the CWC Severance Agreement, Mr. Carey will receive an aggregate amount equal to $29,167 in base salary on the effective date of his resignation as Acting Chief Executive Officer of the Company. In addition, pursuant to the terms of the CWC Severance Agreement, Mr. Carey (i) will receive $50,000 as a bonus for the Company's third quarter, (ii) is entitled to purchase any and all of the Company's merchandise, at the Company's cost, for his personal use until March 17, 2002, (iii) will be reimbursed for the premiums associated with continuation of medical coverage under COBRA and (iv) will be reimbursed for the legal expenses he incurred in connection with the negotiation of the CWC Severance Agreement. Pursuant to the terms of his stock option agreement, the option granted to Mr. Carey in connection with his appointment as the Acting Chief Executive Officer of the Company automatically vested as a result of the execution of the settlement agreement and is exercisable until February 23, 2001.

  Mr. Watson has been appointed as the Acting Chief Executive Officer of the Company effective as of April 7, 1999 and will serve until a successor is found. This appointment is contingent on the Board of Directors' four nominees being elected at the Annual Meeting. Based on a term sheet, the terms of Mr. Watson's employment substantially will be as follows. Mr. Watson will serve as the Acting Chief Executive Officer of the Company from month to month until a successor President and Chief Executive Officer of the Company commences employment. Mr. Watson will receive a salary equal to $30,000 per month for each month employed, but such amount will not be subject to adjustment over the term. Mr. Watson also will be entitled to receive reimbursement of his reasonable living expenses.

  On November 12, 1997, Mr. Liston entered into an employment agreement with the Company, which was subsequently amended on June 14, 1998 (the "Liston Employment Agreement"), pursuant to which Mr. Liston was to serve as the Chief Financial Officer, Vice President and Treasurer of the Company for a two-year term. Mr. Liston resigned as the Chief Financial Officer, Vice President and Treasurer of the Company effective September 10, 1998. Under the Liston Employment Agreement, Mr. Liston received a base salary ranging from $65,000 to $160,000 (depending on whether or not Mr. Liston rendered services under the Liston Employment Agreement at the main offices of the Company). Mr. Liston also was entitled to receive, upon the achievement of certain financial performance criteria, a bonus in an amount of up to 25% of his base salary in each year. Mr. Liston was subject to certain non-competition provisions during the term of his employment.

  Mr. Nace entered into an employment agreement with the Company (the "Nace Employment Agreement") effective as of September 10, 1998. Under the terms of the Nace Employment Agreement, Mr. Nace will serve as the Chief Financial Officer, Executive Vice President and Treasurer of the Company for a two-year term. Mr. Nace receives a base salary of $200,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Nace will be entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Nace's employment may be terminated immediately by the Company with "cause" (as defined in the Nace Employment Agreement). If Mr. Nace's employment is terminated by the Company due to his disability, without cause or within one year from the date of a change of control of the Company, then he will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any accrued and unpaid cash bonus Mr. Nace earned prior to his termination. Mr. Nace will be subject to certain non-competition provisions during the term of his employment. Additionally, on September 10, 1998, the Company granted Mr. Nace an option to purchase 75,000 shares of the Company's Common Stock at $2.50 per share pursuant to the 1991 Option Plan.

  Mr. Poole entered into an employment agreement with the Company (the "Poole Employment Agreement") effective as of August 25, 1998. Under the terms of the Poole Employment Agreement, Mr. Poole will serve as Vice President and General Merchandise Manager of the Company for a two-year term. Mr. Poole receives a base salary of $135,000 over each twelve-month period employed, but such amount will not be subject to adjustment over the term. Upon achievement of certain performance criteria, Mr. Poole is entitled to receive a bonus in an amount of up to 25% of his base salary in each year. Mr. Poole's employment may be terminated immediately by the Company with "cause" (as defined in the Poole Employment Agreement). If Mr. Poole's employment is terminated by the Company without cause or within one year from the date of a change of control of the Company, then he will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any accrued and unpaid cash bonus Mr. Poole earned prior to his termination. Additionally, on August 25, 1998, the Company granted Mr. Poole an option to purchase 50,000 shares of the Company's Common Stock at $2.0625 per share. The Company granted this option outside of the 1991 Option Plan.

  On June 16, 1994, Mr. Canfield entered into an employment agreement with the Company (the "Canfield Employment Agreement"), pursuant to which Mr. Canfield serves as the Vice President of Store Operations of the Company for a five-year term. On November 13, 1998, Mr. Canfield entered into an amendment to the Canfield Employment Agreement that, in part, extends the term of his employment until June 15, 2000. Under the Canfield Employment Agreement, Mr. Canfield receives a base salary ranging from $157,000 over the twelve-month period ended on June 15, 1996 to $182,000 over the twelve-month period ending on June 15, 2000, and upon the achievement of certain performance criteria, a bonus in an amount of up to 25% of his base salary in each year. Pursuant to the Canfield Employment Agreement, Mr. Canfield received a signing bonus equal to $50,000 on the date he became Vice President of Store Operations of the Company. In the event Mr. Canfield's employment is terminated by the Company due to his disability, for non-performance or without cause, Mr. Canfield is entitled to receive the salary he would have received had he continued his employment for 60 days, 90 days or 12 months, respectively, following the date of such termination. Pursuant to the amendment to the Canfield Employment Agreement, in the event that Mr. Canfield is terminated by the Company within one year from the date of a change of control of the Company, Mr. Canfield will be entitled to receive, on the date of such termination, a lump sum payment equal to twelve months of base salary plus the pro rata share of any accrued and unpaid bonus which Mr. Canfield earned prior to his termination. Mr. Canfield is subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of up to one year subsequent to his leaving the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Carey, a Director and the former Chairman of the Board of Directors of the Company, was the controlling stockholder of Town & Country during a portion of calandar year 1997 and was Chairman, President and Chief Executive Officer of Town & Country until January 3, 1997. Effective September 1, 1998, Mr. Carey resigned as Chairman of the Board of Directors of the Company and, on such date, became the Acting Chief Executive Officer of the Company, but has resigned from this position effective as of April 7, 1999. On October 22, 1997, Mr. Carey exchanged 25,000 shares of Town & Country Exchangeable Preferred Stock, which he acquired on June 9, 1994 at $7.1875 pre share, on a share-for-share basis into 25,000 shares of the Company's Common Stock.

  Town & Country and certain of its subsidiaries supply the Company with jewelry. The aggregate amount of purchases by the Company from these entities totaled approximately $1.4 million, $640,000 and $560,000 in fiscal 1996, 1997 and 1998, respectively. Pursuant to written agreements among Town & Country, these subsidiaries and the Company, Town & Country and the subsidiaries have agreed to supply jewelry to the Company at the Company's option, on the terms and conditions in effect prior to the Company's initial public offering. These agreements are automatically renewed each year unless either party terminates upon 60 days' notice prior to the end of a year. The Company believes that all jewelry purchased pursuant to these agreements with Town & Country and its subsidiaries can be readily purchased from other, unrelated third party suppliers on comparable terms, and that these agreements do not restrict the Company from purchasing from other sources.

  Mr. Carey was, as of the end of Fiscal 1998, also a Director of Solomon Brothers, Limited which, until termination on November 1, 1998, operated eight stores in the Bahamas under a franchise agreement with the Company. In addition, Mr. Carey entered into the CWC Consulting Agreement with the Company on June 2, 1996, which provided, among other things, that Mr. Carey would receive in exchange for certain services a consulting fee at the annual rate of $150,000 over a three-year term, as well as reimbursement for all reasonable expenses incurred by him on behalf of the Company in connection with the performance of his obligations thereunder. In connection with his position as Acting Chief Executive Officer of the Company, the Company terminated the CWC Consulting Agreement effective September 1, 1998. Mr. Carey has received $37,500 in lieu of the three-month notification necessary pursuant to the CWC Consulting Agreement to terminate such agreement. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

  On September 1, 1998, the Company has entered into an employment agreement with Mr. Carey with respect to his position as Acting Chief Executive Officer and President of the Company. For a description of certain terms of such agreement, see "Executive Compensation--Employment Agreements, Termination of Employment."

  In connection with his resignation as Acting Chief Executive Officer of the Company, Mr. Carey entered into a severance agreement and a new consulting agreement with the Company for a period of six months. For a description of certain terms of such agreements, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation".

  To modify a previously existing agreement, on February 23, 1999, the Company entered into an amended and restated success fee agreement with Mr. Carey (the "Amended Success Fee Agreement") which narrows the scope of the Success Fee Agreement, dated as of January 15, 1999 (the "Old Success Fee Agreement"), between the Company and Mr. Carey. The Amended Success Fee Agreement is contingent on the Board of Directors' four nominees being elected at the Annual Meeting. The Old Success Fee Agreement provided for the payment of a fee if Mr. Carey actively participated in the negotiation, structuring and closing of a transaction or a series of related transactions approved by the Board of Directors of the Company that are a tender or exchange offer, merger, reorganization, consolidation or other business combination that directly result in the sale or other disposition of all or substantially all of the assets of the Company or a sale of all or substantially all of the issued and outstanding stock of the Company. Under the Amended Success Fee Agreement, the Company is only obligated to pay Mr. Carey a fee if the Company requests in writing that he participate in such a transaction. If the Company requests Mr. Carey's participation in such a transaction, as compensation for all such services,

Mr. Carey is entitled to receive an amount equal to 83.33% of two-thirds of one percent of the aggregate value (as defined in the Amended Success Fee Agreement) of any such transaction. In addition, no payment will be due
Mr. Carey if such transaction involves any person, company or entity (i) that is operated by Mr. Carey, (ii) for which Mr. Carey is performing or has performed, in the twelve (12) months preceding the execution of the definitive documents relating to such transaction, any material advisory or consulting services, (iii) that employs Mr. Carey or (iv) in which Mr. Carey owns or has an agreement to own more than an one percent (1%) equity interest in a privately-held corporation or a five percent (5%) equity interest in a publicly-held corporation. The Amended Success Fee Agreement automatically terminates on January 15, 2000 if the closing of any such transaction does not occur by such date.

  Mr. Toler, a Director of the Company, served as President and Chief Executive Officer of the Company until his resignation as such on August 31, 1998. In connection with his resignation, the Company entered into the Toler Letter Agreement. For a description of the terms of Mr. Toler's employment agreement and the Toler Letter Agreement, see "Executive Compensation-- Employment Contracts, Termination of Employment."

  During Fiscal 1998, the Company retained and continues to retain, Dudley, Clark & Chan, of which Ms. Dudley, a Director of the Company, is the senior partner, as its local law firm in St. Thomas, U.S.V.I. Based on information provided to the Company by Ms. Dudley, the fees received by Dudley, Clark & Chan from the Company during Fiscal 1998 did not exceed 5% of such firm's gross revenues for its last fiscal year.

  Mr. Watson will serve as Acting Chief Executive Officer of the Company effective as of April 7, 1999. For a description of the terms of his employment based on a term sheet, see "Executive Compensation--Employment Contracts, Termination of Employment."

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

Beneficial Ownership

  The following table sets forth, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of February 24, 1999 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's Directors and nominees for Directors, (iii) each of the named executive officers in the Summary Compensation Table and
(iv) all of the Company's executive officers and Directors as a group.

Directors, Executive Officers and 5%                 Shares         Percent of
Stockholders                                  Beneficially Owned(1)  Class(2)
------------------------------------          --------------------- ----------
Value Vest Partners, L.P. ...................       1,177,400(3)       12.3%
 1 Sansome Street, 39 Floor,
 San Francisco, CA 94104
Donald L. Sturm
 3033 East First Avenue, Suite 200,
 Denver, CO 80206
Jewelcor Management, Inc.....................       1,092,000(4)       11.4%
Seymour Holtzman
Steven Holtzman
Trust F/B/O A. Holtzman Garcia
Custodial Account F/B/O
Chelsea Holtzman
 100 N. Wilkes-Barre Boulevard
 Wilkes-Barre, PA 18702
Franklin Advisory Services, Inc. ............         813,000(5)        8.5%
 One Parker Plaza,
 Sixteenth Floor,
 Ft. Lee, NJ 07024
Franklin Resources, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
 777 Mariners Island Boulevard,
 San Mateo, CA 94404
Heartland Advisors, Inc. ....................         769,000(6)        8.1%
 790 North Milwaukee Street
 Milwaukee, WI 53202
Lincluden Management Limited.................         488,000(7)        5.1%
 1275 North Service Road West, Suite 607
 Oakville, Ontario, Canada L6M 3G4
William Canfield.............................          60,000(8)         *
C. William Carey.............................         398,000(9)        4.2%
Timothy B. Donaldson.........................          24,000(10)        *
Adriane J. Dudley............................           5,000(11)        *
Seymour Holtzman.............................       1,092,000(4)       11.4%
Richard C. Hunter............................               0            *
Ronald J. Lataille...........................           1,158            *
Thomas S. Liston.............................               0(12)        *
Melanie L. Sturm.............................               0            *
John E. Toler, Jr............................         300,000(13)        *
Kenneth W. Watson............................          30,000(14)        *
All directors and executive officers as a
 group (8 persons)...........................         942,000(15)       9.9%

--------
  * Less than 1%.
 (1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include shares of Common Stock which such Directors or officers had the right to acquire within 60 days of February 24, 1999 under options previously granted pursuant to the 1991 Option Plan and the 1992 Option Plan and options previously granted outside of the 1991 Plan. Upon the execution of the Merger Agreement with DRHC, all unvested stock options on the date of the execution of the Merger Agreement automatically vested pursuant to the terms of the 1991 Option Plan. Upon the execution of the settlement agreement with Jewelcor, Mr. Sturm and the other parties thereto, all unvested stock options on the date of the execution of the settlement agreement automatically vested pursuant to the terms of the 1991 Option Plan and Messrs. Carey's and Poole's option agreements.
 (2) Percentages are calculated on the basis of 9,538,516 shares of stock outstanding as of February 24, 1999, which includes 62,000 shares subject to options exercisable within 60 days of February 24, 1999 granted pursuant to the 1992 Option Plan, 652,000 shares subject to options exercisable within 60 days of February 24, 1999 granted pursuant to the 1991 Option Plan, and 200,000 shares subject to options exercisable within 60 days of February 24, 1999 granted to Messrs. Carey and Poole outside of the 1991 Option Plan.
 (3) The above information is based on copies of a statement on Schedule 13D filed with the SEC on May 5, 1997, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on August 4, 1997, as amended by Amendment No. 2 to Schedule 13D filed with the SEC on October 30, 1998, which indicates that ValueVest Partners L.P. has sole voting and dispositive power with respect to 395,300 shares and Donald L. Sturm has sole voting and dispositive power with respect to 782,100 shares.
 (4) The above information is based on copies of a statement on Schedule 13D filed with the SEC on September 4, 1998, as amended by Amendment No. 1 to
     Schedule 13D filed with the SEC on September 24, 1998, as amended by Amendment No. 2 to Schedule 13D filed with the SEC on October 5, 1998, as amended by Amendment No. 3 to Schedule 13D filed with the SEC on October 13, 1998, as amended by Amendment No. 4 to Schedule 13D filed with the SEC on January 28, 1999, which indicates that Jewelcor Management, Inc.
     has sole voting and sole dispositive power with respect to 1,031,000 shares, Seymour Holtzman and Steven Holtzman have shared voting and shared dispositive power with respect to 48,000 shares, the Custodial Account F/B/O Chelsea Holtzman, has sole voting and sole dispositive power with respect to 3,000 shares, and the Trust F/B/O Allison Holtzman Garcia, has sole voting and sole dispositive power with respect to 10,000 shares. For purposes of the reporting requirements of the Exchange Act, each of Jewelcor Management, Inc., Jewelcor Inc., S.H. Holdings, Inc., Seymour Holtzman, Steven Holtzman, Evelyn Holtzman, the Custodial Account F/B/O Chelsea Holtzman and the Trust F/B/O Allison Holtzman Garcia may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims beneficial ownership of any Common Stock of the Company beneficially owned by any other such person, except that Seymour Holtzman acknowledges beneficial ownership of the Common Stock owned by Jewelcor Management, Inc.
 (5) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 5, 1998, as amended by Amendment No. 3 to
     Schedule 13G filed with the SEC on February 2, 1999, which indicates that the Franklin Advisory Services, Inc. has sole voting power with respect to 513,000 shares and sole dispositive power with respect to all 813,000 shares. These securities are owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of Franklin
     Resources, Inc. For purposes of the reporting requirements of the Exchange Act, each of Franklin Advisory Services, Inc., Franklin
     Resources, Inc., Charles B. Johnson and Rupert B. Johnson may be deemed to be a beneficial owner of such securities; however, each such person expressly disclaims any economic interest or beneficial ownership in any of such securities.
 (6) The above information is based on copies of a Statement 13G filed with the SEC on February 3, 1998, as amended by Amendment No. 2 to Schedule
     13G filed with the SEC on February 2, 1999, which indicates that Heartland Advisors, Inc. has sole voting power with respect to 362,900 shares and sole dispositive power with respect to all 769,900 shares.
     These shares of Common Stock are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.
 (7) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 16, 1999, which indicates that Lincluden Management Limited has sole voting power with respect to 118,300 shares, shared voting power with respect to 369,700 shares and sole dispositive power with respect to 488,000 shares.
 (8) Represents shares of Common Stock deemed to be beneficially owned by Mr. Canfield which are subject to options previously granted pursuant to the 1991 Option Plan.
 (9) Includes 10,000 shares and 23,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively. Includes 150,000 shares of Common Stock deemed to be beneficially owned by Mr. Carey which are subject to options previously granted outside of the 1991 Option Plan. Includes 25,000 shares of Common Stock which were acquired pursuant to the one-for-one exchange on October 22, 1997 of 25,000 shares of Town & Country Exchangeable Preferred Stock, which Mr. Carey purchased on June 9, 1994 for $7.1875 per share. Includes 190,000 shares of Common Stock acquired by Mr. Carey in September 1998.
(10) Represents 10,000 shares and 14,000 shares of Common Stock deemed to be beneficially owned by Mr. Donaldson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.
(11) Represents shares of Common Stock deemed to be beneficially owned by Ms. Dudley which are subject to an option previously granted pursuant to the 1992 Option Plan.
(12) In connection with his appointment as Chief Financial Officer, Vice President and Treasurer, the Company granted Mr. Liston an option to purchase 25,000 shares of the Company's Common Stock pursuant to the 1991 Option Plan. Pursuant to the terms of the Incentive Stock Option
     Agreement between the Company and Mr. Liston, due to Mr. Liston's resignation, this option expired on December 10, 1998.
(13) Represents shares of Common Stock deemed to be beneficially owned by Mr. Toler which are subject to options previously granted pursuant to the 1991 Option Plan.
(14) Represents 10,000 shares and 20,000 shares of Common Stock deemed to be beneficially owned by Mr. Watson which are subject to options previously granted pursuant to the 1991 Option Plan and 1992 Option Plan, respectively.
(15) Amount does not include beneficial ownership of the Company's Common
     Stock by Mr. Lataille of 1,158 shares of Common Stock. Amount does include beneficial ownership of the Company's Common Stock by Messrs.
     Nace and Poole of 75,000 and 50,000 shares of Common Stock, respectively, which are subject to options previously granted pursuant to the 1991
     Option Plan and outside of the 1991 Option Plan, respectively.

                            SOLICITATION OF PROXIES

  This solicitation of proxies for use at the Annual Meeting is being made by the Board of Directors of the Company. The cost of this proxy solicitation will be borne by the Company. In addition to solicitations by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, and personal meetings and interviews. In addition to solicitation services to be provided by D.F. King & Co., Inc. ("D.F. King"), as described below, proxies may be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Stock of the Company, and such persons will be reimbursed for their expenses. The Company has retained D.F. King at a fee estimated not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the Federal securities laws.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1999 annual meeting must be received by the Company on or before November 16, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy. Any such proposals should be mailed to: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.

  A record stockholder who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in the Company's proxy statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Company's By-laws, to the Company at its principal executive office not less than 75 days nor more 120 days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event the annual meeting is advanced by more than seven days from the anniversary date, notice must be so delivered not later than (i) the 20th day after public disclosure of the date of such meeting or (ii) if such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of the 20th day after the date of public disclosure or the 75th day prior to such scheduled date of such meeting. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Secretary, Little Switzerland, Inc., 161-B Crown Bay Cruise Port, St. Thomas, U.S.V.I. 00804.

                            INDEPENDENT ACCOUNTANTS

  The Company has selected Arthur Andersen LLP as the independent public accountants for the Company for the fiscal year ending May 29, 1999. The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its incorporation and has served as the accountant for certain of its subsidiaries since 1980. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during the fiscal year ended May 30, 1998, Mr. Carey inadvertently failed to timely file a Form 4 with respect to the exchange of 25,000 shares of Town & Country Exchangeable Preferred Stock on a share-for-share basis into 25,000 shares of the Company's Common Stock. Mr. Carey subsequently filed the required form.

                              VOTING INFORMATION

  Your vote is important. Please sign, date and mail promptly the enclosed proxy card in the enclosed self- addressed stamped envelope. Your Board of Directors recommends that you vote "FOR" Adriane J. Dudley, Seymour Holtzman, Melanie L. Sturm and Richard C. Hunter as Directors of the Company on the enclosed proxy card.

  The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked proxy cards returned without direction will be voted "FOR" the nominees of the Board of Directors for election to the Board of Directors.

If your shares are registered in your name, please mail your blue proxy card at your earliest convenience. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a blue proxy card on your behalf. You should also sign, date and mail your proxy card immediately upon receipt from your broker or bank, using the postage-paid envelope provided. Please do so for each account you maintain. If you have further questions or need assistance, please call:

                            D.F. King & Co., Inc.
                            77 Water Street
                            New York, New York 10005
                            Call Toll Free (800) 769-5414


   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE ACT TODAY.

P
R
O
X
Y

C
A
R
D


                            LITTLE SWITZERLAND, INC.

 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LITTLE SWITZERLAND, INC. FOR THE
     ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 7, 1999

  The undersigned hereby constitutes and appoints Adriane J. Dudley and Kenneth
W. Watson, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of Common Stock of Little Switzerland, Inc. (the "Company") held of record by the undersigned as of the close of business on February 24, 1999, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Friars Club, 57 East 55th Street, New York, New York, at 12:00 p.m. local time, on Wednesday, April 7, 1999, and at any adjournments or postponements thereof.

  When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the nominees of the Board of Directors listed in Proposals 1 and 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

  The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

 PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.



Proposal 1. Election of Melanie L. Sturm and      FORWITHHOLD
            Richard C. Hunter as Class III         [_] [_]
            Directors, each for a term
            expiring at the 2000 annual
            meeting.
Proposal 2. Election of Adriane J. Dudley and      [_] [_]
            Seymour Holtzman as Class I
            Directors, each for a term
            expiring at the 2001 annual
            meeting.

        To withhold authority to vote FOR a
        particular nominee, write that
        nominee's name below. Your shares
        will be voted for the remaining
        nominee(s).
                             ---------------------

In their discretion, the Proxies are       Please sign name exactly as shown
each authorized to vote upon such other    here. If more than one holder, each
business as may properly come before the   should sign. When signing as an
Annual Meeting and any adjournments or     attorney, administrator, executor,
postponements thereof.                     guardian or trustee, please add
                                           your title as such. If executed by
                                           a corporation or partnership, the
                                           proxy should be signed by a duly
                                           authorized person, indicating title
                                           or authority.
                                           Please be sure to sign and date
                                           this Proxy.

                                              Date:
                                                 ------------------------------

                                              ---------------------------------
                                                 Shareholder(s) signature(s)

                                              ---------------------------------

                PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.